                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)

                              American Media, Inc.
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    29354101
                                 (CUSIP Number)

                              Roy F. Coppedge, III
                        Boston Ventures Management, Inc.
                             21 Custom House Street
                           Boston, Massachusetts 02110
                                 (617) 737-3703
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               - with a copy to -

                            Laurence D. Weltman, Esq.
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000

                                  May 25, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  29354101

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael J. Boylan
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]
                                                              (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            00
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                [ ]


----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

     NUMBER OF                       0
       SHARES          --------- -----------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY
        EACH                         21,713,318
     REPORTING          --------- ----------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH
                                     867,545.7
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                 867,545.7
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                      [X]

            The reporting person disclaims beneficial ownership of the shares owned by Boston Ventures Limited Partnership III , Boston Ventures
            Limited Partnership IIIA, Peter J. Callahan and Maynard Rabinowitz.
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 2.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  29354101

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Peter J. Callahan
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X]
                                                              (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            00
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

     NUMBER OF                       0
       SHARES          --------- -----------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY
        EACH                         21,713,318
     REPORTING         --------- -----------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH
                                     6,940,364.8
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                 6,940,364.8
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                      [X]

            The reporting person disclaims beneficial ownership of the shares owned by Boston Ventures Limited Partnership III, Boston Ventures
            Limited Partnership IIIA, Michael J. Boylan and Maynard Rabinowitz.
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 16.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  29354101

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maynard Rabinowitz
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [X]
                                                               (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            00
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                  [ ]


----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

     NUMBER OF                       0
       SHARES          --------- -----------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY
        EACH                         21,713,318
     REPORTING         --------- -----------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH
                                     867,545.7
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                 867,545.7
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                       [X]

            The reporting person disclaims beneficial ownership of the shares owned by Boston Ventures Limited Partnership III, Boston Ventures
            Limited Partnership IIIA, Michael J. Boylan and Peter J. Callahan.
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 2.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  29354101

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Boston Ventures Limited Partnership III,        I.R.S. No. 043052121
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [X]
                                                               (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            00
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                         [ ]


----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

     NUMBER OF                       0
       SHARES
                      --------- ------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY
        EACH                         21,713,318
     REPORTING
                      --------- ------------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH
                                    10,318,181.7
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                 10,318,181.7
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                         [X]

            The reporting person disclaims beneficial ownership of the shares owned by Michael J. Boylan, Peter J. Callahan, Maynard Rabinowitz
            and Boston Ventures Limited Partnership IIIA
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 24.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  29354101

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Boston Ventures Limited Partnership IIIA,      I.R.S. No. 043077486
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [X]
                                                                (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*


----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                 [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

     NUMBER OF                       0
       SHARES
                      --------- ------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY
        EACH                         21,713,318
     REPORTING
                      --------- ------------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH
                                     2,719,680.1
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                 2,719,680.1
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                              [X]

            The reporting person disclaims beneficial ownership of the shares owned by Michael J. Boylan, Peter J. Callahan, Maynard Rabinowitz
            and Boston Ventures Limited Partnership III
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
                                (Amendment No. 8)

                  This statement amends and restates in its entirety the
Schedule 13D as originally filed with the Securities and Exchange Commission (the "SEC") on August 5, 1991 (the "Original Schedule 13D"), Amendment No. 1 thereto, as filed with the SEC on September 16, 1991 ("Amendment No. 1"), Amendment No. 2 thereto, as filed with the SEC on January 6, 1992 ("Amendment No. 2"), Amendment No. 3 thereto, as filed with the SEC on June 23, 1992 ("Amendment No. 3"), Amendment No. 4 thereto, as filed with the SEC on July 14, 1993 ("Amendment No. 4"), Amendment No. 5 thereto, as filed with the SEC on May 9, 1994 ("Amendment No. 5"), Amendment No. 6 thereto, as filed with the SEC on July 18, 1994 ("Amendment No. 6"), Amendment No. 7 thereto, as filed with the SEC on February 9, 1995 ("Amendment No. 7"), and Amendment No. 8 thereto, as filed with the SEC on April 15, 1997 ("Amendment No. 8"). The Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and Amendment No. 8 are collectively referred to herein as the "Schedule 13D"; each (except as noted below) was filed on behalf of GP Group Acquisition Limited Partnership ("Acquisition Partnership"), Macfadden Holdings, L.P., Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA pursuant to Rules 13d-1 and 13d-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Acquisition Partnership, a limited partnership whose general partners consisted of the other reporting entities named above, was terminated on June 30, 1993 as reported by Amendment No. 4, and thus no longer joins the Schedule 13D as a reporting entity. Macfadden Holdings, L.P., a Delaware limited partnership ("Macfadden"), effected a current distribution of all of its shares of Common Stock on March 20, 1997 as reported by Amendment No. 8, and thus no longer joins the Schedule 13D as a reporting entity.

Item 3.  Source and Amount of Funds or Other Compensation.


                  Item 3 of the Schedule 13D is hereby amended by adding the following to the end thereof:

                  The escrow was terminated on May 25, 1997 upon the expiration of the Partnership Warrants, and all shares of Common Stock held in escrow were released.

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Dated: June 4, 1997.                               BOSTON VENTURES LIMITED
                                                   PARTNERSHIP III

                                                     By: Boston Ventures Company
                                                        Limited Partnership III,
                                                        Its General Partner


                                                     By:/s/ Roy F. Coppedge, III
                                                        Roy F. Coppedge, III
                                                        General Partner of
                                                        Boston Ventures
                                                        Company Limited
                                                        Partnership III


                                                  BOSTON VENTURES LIMITED
                                                  PARTNERSHIP IIIA
                                                     By: Boston Ventures
                                                         Company Limited
                                                         Partnership III, Its
                                                         General Partner


                                                     By:/s/ Roy F. Coppedge, III
                                                        Roy F. Coppedge, III
                                                        General Partner of
                                                        Boston Ventures
                                                        Company Limited
                                                        Partnership III



                                                  /s/ Michael J. Boylan
                                                  Michael J. Boylan


                                                  /s/ Peter J. Callahan
                                                  Peter J. Callahan


                                                  /s/ Maynard Rabinowitz
                                                  Maynard Rabinowitz